EXHIBIT 99.1

Successful Execution Yields Continued Progress for First Horizon in First Quarter

EPS Improves to $0.15, With Net Income Available to Common Shareholders of $40 Million

MEMPHIS, Tenn., April 21, 2011 (GLOBE NEWSWIRE) -- Continued success in executing on strategic priorities led to progress for First Horizon National Corp. (NYSE:FHN) in the first quarter of 2011. The company's core businesses of regional banking through First Tennessee and capital markets through FTN Financial showed solid performance, credit quality improved significantly, the company maintained strong capital ratios, and employees throughout the company improved productivity and efficiency while maintaining the highest levels of customer service.

"The momentum continues to build for us, and in the first quarter we made progress on our key priorities for this year," said First Horizon CEO Bryan Jordan. "We remain focused on winning new customers and earning more business from existing customers by enhancing relationships with them. We are also focused on effectively deploying our capital and being fast and nimble in how we make decisions and respond to changes. I'm particularly proud of the improvement we continue to see in credit quality and the commitment our employees have made to improving our efficiency ratio."

Financial results

  First quarter 2011 net income available to common shareholders was $40 million, compared to a loss of $49 million in the fourth quarter of 2010.
  Diluted earnings per share were $0.15, up from the fourth quarter 2010 loss of $0.20 per share.
  Total revenues, excluding securities gains, were $369 million, down 1 percent from fourth quarter 2010.
Key Performance Ratios & Other Data				1Q11 Change vs.
(Shares in thousands)/(Unaudited)	1Q11	4Q10	1Q10	4Q10	1Q10
Diluted EPS (a)	$0.15	$(0.20)	$(0.12)	NM	NM
Diluted shares (a)	265,556	239,095	234,469	11%	13%
Period-end shares outstanding (a)	263,335	263,366	236,585	*	11%
Return on average assets (annualized)	0.71%	0.27%	(0.16)%
Return on average common equity (annualized)	6.82%	(8.59)%	(5.10)%
Net interest margin (b)	3.22%	3.18%	3.18%
Efficiency ratio (c)	85.29%	88.45%	79.42%
Full time equivalent employees	5,159	5,435	5,503	(5)%	(6)%
NM - Not meaningful
* Amount is less than one percent.
(a) Shares restated for stock dividends distributed through January 1, 2011.
(b) Net interest margin is computed using total net interest income adjusted for fully taxable equivalent ("FTE"). Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(c) Noninterest expense divided by total revenue excluding securities gains/(losses).

Core business strength

  Pre-tax income in the regional bank increased 4 percent from fourth quarter 2010. Provision expense in the bank improved from $2 million in the fourth quarter of 2010 to a provision credit of $12.4 million in first quarter 2011.  Revenues declined 7 percent from fourth quarter 2010 primarily because of reduced lending to mortgage companies and a decline in net interest income because there were fewer days in first quarter 2011. Year over year, revenues were relatively stable despite additional regulatory and ongoing economic challenges. Core deposits were flat from the previous quarter.
  Capital markets remains a high-return business for First Horizon. Pre-tax income remained strong at $22.1 million, although down 6 percent from fourth quarter 2010. Revenues declined 5 percent, and fixed income average daily revenue declined slightly to $1.3 million from $1.4 million.
  The corporate segment had a pre-tax loss of $8 million compared to fourth quarter 2010's pre-tax income of $5 million, which included a $14.8 million gain from the sale of Visa shares. First quarter results were impacted by a $5.8 million gain from the redemption of TRUPs that paid an 8.07 percent rate of interest.
  In the first quarter First Horizon continued to refine its focus on core businesses with agreements to sell First Horizon Insurance Inc. to Brown & Brown and Highland Capital Management Corp. to founder Steve Wishnia. Both sales are expected to close in the second quarter. Neither sale is expected to be financially material, and results are reflected in "income (loss) from discontinued operations."
Income Statement Highlights				1Q11 Change vs.
(Thousands)/(Unaudited)	1Q11	4Q10	1Q10	4Q10	1Q10
Net interest income	$172,755	$182,236	$180,395	(5)%	(4)%
Noninterest income	196,744	190,534	245,155	3%	(20)%
Securities gains/(losses), net	798	15,681	(1,906)	NM	NM
Total revenue	370,297	388,451	423,644	(5)%	(13)%
Noninterest expense	315,146	329,729	337,978	(4)%	(7)%
Provision for loan losses	1,000	45,000	105,000	(98)%	(99)%
Income/(loss) before income taxes	54,151	13,722	(19,334)	NM	NM
Provision/(benefit) for income taxes	12,108	(6,681)	(16,518)	NM	NM
Income/(loss) from continuing operations	42,043	20,403	(2,816)	NM	NM
Income/(loss) from discontinued operations, net of tax	960	(3,095)	(7,077)	NM	NM
Net income/(loss)	43,003	17,308	(9,893)	NM	NM
Net income attributable to noncontrolling interest	2,844	2,840	2,844	*	*
Net income/(loss) attributable to controlling interest	40,159	14,468	(12,737)	NM	NM
Preferred stock dividends	--	63,154	14,918	NM	NM
Net income/(loss) available to common shareholders	$40,159	$(48,686)	$(27,655)	NM	NM
NM - Not meaningful
* Amount is less than one percent.

Continued improvement in credit quality

  Net loan charge-offs and non-performing assets were down in the first quarter to the lowest levels in three years.
  The consolidated provision expense for first quarter 2011 improved $44 million, to $1 million, from the fourth quarter of 2010.
  Non-strategic average loans declined 5 percent, or $286 million, from fourth quarter 2010, and provision expense in this segment dropped to $13.4 million from $43 million in fourth quarter 2010.
  The non-performing assets ratio increased due to a 5 percent decline in the balance of the loan portfolio.
Asset Quality Highlights				1Q11 Change vs.
(Dollars in Thousands)/(Unaudited)	1Q11	4Q10	1Q10	4Q10	1Q10
Allowance for loan losses	$589,128	$664,799	$844,060	(11)%	(30)%
Allowance / period-end loans	3.69%	3.96%	4.83%
Net charge-offs	$76,671	$100,100	$182,432	(23)%	(58)%
Net charge-offs (annualized) / average loans	1.90%	2.38%	4.13%
Non-performing assets (NPA)	$818,969	$836,502	$1,041,214	(2)%	(21)%
NPA % (a)	4.55%	4.48%	5.63%
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

Expenses

  Management continues to work to improve the company's efficiency ratio. Consolidated expenses improved 4 percent from fourth quarter 2010, the result of lower compensation, reduced mortgage repurchase expense and productivity and efficiency gains from technology investments and improvements to business processes and procurement.
  Noninterest expenses were down 7 percent year over year.

Capital

  During the first quarter the company repurchased the warrant issued to the U.S. Department of the Treasury in 2008 under the Capital Purchase Program.
  Earlier this week First Horizon announced a $0.01 per share quarterly cash dividend.
Balance Sheet Highlights & Capital Ratios				1Q11 Change vs.
(Period-End, Dollars in Thousands)/(Unaudited)	1Q11	4Q10	1Q10	4Q10	1Q10
Total loans, net of unearned income	$15,972,372	$16,782,572	$17,484,224	(5)%	(9)%
Total deposits	15,350,967	15,208,231	15,069,700	1%	2%
Total assets	24,438,344	24,698,952	25,923,576	(1)%	(6)%
Total liabilities	21,798,287	22,020,947	22,652,634	(1)%	(4)%
Total equity	2,640,057	2,678,005	3,270,942	(1)%	(19)%
Book value per common share	$8.90	$9.05	$9.18
Tangible book value per common share (a)	$8.21	$8.31	$8.34
Tangible common equity/tangible assets (a)	8.91%	8.93%	7.67%
Tier 1 capital ratio (b)	14.19%	13.99%	16.58%
(a) Refer to the Non-GAAP Reconciliation at the end this release
(b) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in the text and tables of this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are tangible common equity to tangible assets, tangible book value per common share, net interest margin computed using net interest income adjusted for FTE, and certain results or ratios for core business segments. These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items is contained in the following table.

NON-GAAP to GAAP RECONCILIATION
Quarterly, Unaudited

(Period End, Dollars in Thousands)	1Q11	4Q10	1Q10
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,640,057	$2,678,005	$3,270,942
Less: Preferred stock capital surplus - CPP	--	--	802,760
Less: Noncontrolling interest (a)	295,165	295,165	295,165
(B) Total common equity	2,344,892	2,382,840	2,173,017
Less: Intangible assets (GAAP) (b)	183,625	195,061	199,207
(C) Tangible common equity (Non-GAAP)	$2,161,267	$2,187,779	$1,973,810

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$24,438,344	$24,698,952	$25,923,576
Less: Intangible assets (GAAP) (b)	183,625	195,061	199,207
(E) Tangible assets (Non-GAAP)	$24,254,719	$24,503,891	$25,724,369

Period-end Shares Outstanding
(F) Period-end shares outstanding	263,335	263,366	236,585

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	8.91%	8.93%	7.67%
(A)/(D) Total equity to total assets (GAAP)	10.80%	10.84%	12.62%
(C)/(F) Tangible book value per common share (Non-GAAP)	$8.21	$8.31	$8.34
(B)/(F) Book value per common share (GAAP)	$8.90	$9.05	$9.18

Net interest income adjusted for impact of FTE (Non-GAAP)
Total Consolidated
Net interest income (GAAP)	$172,755	$182,236	$180,395
Fully taxable equivalent ("FTE") adjustment	1,386	1,048	436
Net interest income adjusted for impact of FTE (Non-GAAP)	$174,141	$183,284	$180,831
(a) Included in total equity on the consolidated condensed balance sheet.
(b) Includes goodwill and other intangible assets, net of amortization.

Conference Call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by a slide presentation, and the financial supplement and slide presentation are available in the events and presentations section of http://ir.fhnc.com. Callers wishing to participate may call toll-free starting at 8:15 a.m. Central Time by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 54448015.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon Central Time today until 11:59 p.m. April. 28. To listen to the replay, dial 800-642-1687 or 706-645-9291. The passcode is 54448015. The event also will be archived and available by midnight tonight in the events and presentations section of http://ir.fhnc.com.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 5,200 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through almost 180 First Tennessee Bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

FHN – G

CONTACT: Jack Bradley, Media Relations, (901)523-4813
         Aarti Bowman, Investor Relations, (901)523-4017